ImmuCell Corporation

EXHIBIT 4.1
THIRD AMENDMENT TO RIGHTS AGREEMENT DATED AS OF AUGUST 9, 2011

THIS AMENDMENT is entered into as of August 9, 2011, between IMMUCELL CORPORATION, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., a New York corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to (i) a Rights Agreement dated as of September 5, 1995, providing for the issuance of certain common stock purchase rights (the “Rights”) to holders of the Company’s outstanding Common Stock, (ii) an Amendment to Rights Agreement, dated as of June 30, 2005 and (iii) a second Amendment to Rights Agreement, dated as of June 30, 2008 (collectively, the “Rights Agreement”).

WHEREAS, under Section 7(a) of the Rights Agreement, the Rights terminate on or before the Final Expiration Date, defined in Section 1(a) of the Rights Agreement to be September 19, 2011; and

WHEREAS, the Company’s Board of Directors has determined that extending the Final Expiration Date for the Rights and increasing the ownership threshold for determining “Acquiring Person” status are in the best interests of the Company;

NOW, THEREFORE, in consideration of the mutual benefits arising herefrom, the parties hereto agree as follows:

1. FINAL EXPIRATION DATE. Section 1(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

(i) “Final Expiration Date” shall mean the Close of Business on September 19, 2014.

2. ACQUIRING PERSON THRESHOLD. Sections 1(a) and 27(d) of the Rights Agreement are hereby amended such that the referenced ownership threshold for determining “Acquiring Person” status is increased from 18% to 20%.

3. OTHER PROVISIONS. The “Summary of Rights to Purchase Common Stock” (attached to the Rights Agreement as Exhibit B thereto) shall likewise be deemed amended to reflect the changes under Sections 1 and 2 above. In all other respects, the terms and provisions of the Rights Agreement are hereby confirmed and shall remain in full force and effect, subject to the changes stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date first above written.

Attest:		IMMUCELL CORPORATION

By:	/s/ Elizabeth S. Toothaker	By:	/s/ Michael F. Brigham
	Elizabeth S. Toothaker		Michael F. Brigham
	Director of Finance and Administration		President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Carlos Pinto	By:	/s/ Paula Caroppoli
	Carlos Pinto		Paula Caroppoli
	Senior Vice President		Senior Vice President